Exhibit 10.28

SECURED PROMISSORY NOTE

$5,000,000.00	June 3, 2021

LENDER:	BORROWER:
Juan Gonzalez	HUMBL, Inc.
41865 Rawnsley Drive	600 B Street, Suite 300
Ashburn, VA 20148	San Diego, California 92101

PROMISE TO PAY: HUMBL, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Juan Gonzalez, an individual (the “Lender”), in lawful money of the United States of America, the principal sum of Five Million dollars ($5,000,000.00) together with interest on the unpaid principal balance and all other amounts due under this Secured Promissory Note (this “Note”) on or before December 3, 2022.

PAYMENT: Borrower will make all payments of sums due hereunder in lawful money of the United States of America to Lender at Lender’s address shown above, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued and unpaid interest hereon and finally to the principal of this Note.

INTEREST: Interest shall accrue on the unpaid principal balance of this Note and any unpaid late fees or other fees arising hereunder at a rate of five percent (5%) per annum, until the full amount of the principal of, interest on, and fees on this Note have been paid in full. Interest on this Note shall accrue on a simple interest basis based on a 360-day year. At Lender’s discretion, principal, interest and/or fees that are overdue shall bear interest at the rate of twelve percent (12%) per annum from the date due until paid.

PREPAYMENT: Borrower may prepay without penalty all or a portion of this Note at any time and from time to time. Early payments of less than all principal and interest outstanding of this Note will not relieve Borrower of any of Borrower’s obligations hereunder.

DEFAULT: Borrower will be in default under this Note if any of the following happens (each, an “Event of Default”): (a) Borrower fails to make any payment on this Note on its due date; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or in any agreement securing or guaranteeing payment of this Note, or in any other agreement or loan Borrower has with Lender and such failure continues for fifteen (15) days; (c) Borrower becomes insolvent or admits in writing its inability to pay its debts generally as they mature; a receiver, trustee, liquidator or custodian is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower, under any bankruptcy or insolvency laws; Borrower is dissolved or liquidated; or Borrower takes any action for the purpose of effecting any of the foregoing; (d) any default shall occur under that certain Secured Promissory Note by the Borrower in favor of Juan Gonzalez, dated on or around the date of this Note (together with this Note, the “Purchase Price Notes”); (e) Borrower shall fail to comply with Section 4.12 of the Agreement and Plan of Merger, entered into effective as of June 3, 2021, by and among Borrower, Tickeri I Acquisition Corp., Tickeri I Acquisition Corp., Tickeri, Inc., Lender and Juan Gonzalez (the “Merger Agreement”), or (f) the occurrence of a Change of Control.

If any default, is curable and if Borrower has not already been given notice of a breach of the same provision of this Note, the default may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default, either (a) cures the default within fifteen (15) days, or (b) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter diligently continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

“Change of Control” means (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of Borrower having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of Borrower, other than a transaction or series of related transactions in which the holders of the voting securities of Borrower outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Borrower or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of Borrower.

COLLATERAL: This Note is secured by a Stock Pledge Agreement (as amended, restated, modified or otherwise supplemented from time to time, the “Pledge Agreement”) of even date herewith in favor of Lender and Juan Gonzalez made by Borrower with respect to 100 shares of common stock of Tickeri II Acquisition Corp., a Delaware corporation, and the other collateral as more specifically set forth in the Pledge Agreement, all the terms and conditions of which are hereby incorporated and made a part of this Note.

LENDER’S RIGHTS: Upon the occurrence of any Event of Default (other than an Event of Default described in clause (c) above) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Pledge Agreement to the contrary notwithstanding. Upon the occurrence of any Event of Default described in clause (c) above, immediately and without notice, all outstanding obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Pledge Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right, power or remedy granted to it by this Note, the Pledge Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both. As Lender’s sole and exclusive remedy hereunder, Lender will have the right to foreclose on, and exercise its rights and remedies against, the Collateral (as defined in the Pledge Agreement) pursuant to the Pledge Agreement.

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Borrower waives presentment for payment, protest, notice of dishonor and protest, and consent to any extension of time with respect to any payment due under this Note, and to the addition to or release of any party. No waiver of any payment under this Note shall operate as a waiver of any other payment.

NO USURY: Notwithstanding any other provision contained in this Note or in any instrument given to evidence the obligations evidenced hereby: (a) the rates of interest and charges provided for herein and therein shall in no event exceed the rates and charges which result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, Lender ever receives as interest in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.

PARI PASSU NOTES: Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Purchase Price Notes. In the event Investor receives payments in excess of its pro rata share of Borrower’s payments to the holders of all of the Purchase Price Notes, then Lender shall hold in trust all such excess payments for the benefit of the holders of the other Purchase Price Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

GENERAL CONDITIONS: Upon any change in the terms of this Note and unless otherwise expressly stated in writing, no party that signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. The parties hereto agree that Lender may renew or extend (repeatedly or for any length of time) this Note or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; or take any other action deemed necessary by Lender without the consent of or notice to anyone. This Note is made under the laws of the State of Delaware and shall be governed by and construed and enforced in accordance with the laws of such state without regard to the principles of conflicts of laws. By executing this Note, all parties hereto agree to submit to the exclusive jurisdiction of and agree to the venue of the courts of the State of California located in San Diego County, California. The parties hereto agree not to bring any action in any court of law located outside of San Diego County, California. If any term or provision of this Note shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be in force to the fullest extent permitted by applicable law.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

PRIOR TO SIGNING THIS NOTE, BORROWER REPRESENTS AND WARRANTS TO LENDER THAT BORROWER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THE NOTE, INCLUDING INTEREST RATE PROVISIONS AND LATE PAYMENT PROVISIONS, IF ANY. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

This Note, the other Purchase Price Note, the Pledge Agreement and the Merger Agreement contain the complete understanding and agreement of Borrower and Lender and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower without the prior written consent of Lender.

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IN WITNESS WHEREOF, Borrower executes this Note to be effective as of the date first written above.

BORROWER:

HUMBL, INC.

By:
Brian Foote, CEO

[Signature page to Secured Promissory Note]